Exhibit 10.13

SunCoke Energy, Inc.
11400 Parkside Drive
Knoxville, TN 37934
865 288 5200 Phone
865 288 5280 Fax

Revised Offer Letter

January 16, 2011

Ms. Fay West

13903 Golden Oak Drive

Homer Glen, IL 60491

(sent via email: userwe9588@comcast.net)

Dear Fay.:

On behalf of Fritz Henderson and SunCoke Energy, Inc, I am delighted to extend to you the following offer of employment with SunCoke Energy, Inc.

Job Title – Vice President and Controller. This position will report to SunCoke Energy’s Chief Financial Officer

Work Location – You will be based at SunCoke Energy’s corporate office which is expected to be located in Lisle, Illinois on or about June 1st, 2011. In the interim period we will provide travel and/or temporary living accommodations for your needs in Knoxville.

Effective date of employment – February 7, 2011

Base Salary – $10,000.00 per pay period ($260,000 annually). You will be eligible for an annual merit adjustment in the first quarter of 2012. Payroll is processed on a biweekly basis with 26 pay periods per year.

Sign-on Bonus – You will be paid a sign-on bonus in the gross amounts of $100,000 on the commencement of your employment with SunCoke Energy, $100,000 on the first anniversary of your employment with SunCoke and $150,000 on your second anniversary. In the event that you resign or are terminated for cause within two years of your employment start date, you agree to return to SunCoke Energy the payment of the signing bonus, prorated on a monthly basis for the period worked.

Bonus Plan – You will be eligible to participate in the SunCoke Energy Incentive Plan (annual bonus plan). This plan provides an annual bonus with a target of 45% of base salary for this position. The actual bonus amount is based on performance standards attained at both Sunoco and at the SunCoke Energy group level and can vary from zero to 200% of target based on performance. Awards may also be adjusted for individual performance from 0 to 150% of the calculated award. Payments of bonus awards are normally made in March of the following year, and you must be actively employed to receive a bonus payment. Assuming that your employment commences in the first quarter of 2011, your 2011 award will be calculated on a full year basis and will not be less than $117,000. The bonus plan is neither guaranteed nor permanent.

Leadership Recognition Plan – You will be eligible to participate in the SunCoke Energy Leadership Recognition incentive plan with a target of 60% of base salary for this position and can range from 0% to 200% of target based on designated performance standards in respect of income, project development, and construction performance for new projects. Awards are determined annually (1st quarter) and vest over three years. Participation in this plan requires nomination each year. This incentive is neither guaranteed nor permanent.

Please note that the structures of the Bonus Plan and Leadership Recognition Plan are being reviewed in light of our planned separation from Sunoco. While at this point, we cannot predict what changes, if any will be made, you will continue to be eligible under these programs at the target award levels noted above.

Severance – In the event that SunCoke Energy has not commenced the formal process of becoming a public company by December 31, 2011, you will have the right to voluntarily terminate your employment with SunCoke Energy and receive severance of one times your base salary and bonus target. In addition, you will not be obligated to repay any sign-on bonus payments received prior to termination and you will receive an annual bonus for 2011.

Vacation – As an experienced hire, you will receive four (4) weeks of vacation. In the year of hire, vacation time is prorated based on the quarter in which an employee is hired. Employees hired in the first quarter will receive 100%; second quarter receives 75%; third quarter receives 50%; and fourth quarter receives 25% of the total vacation received.

Benefits – You will participate in the SunCoke Energy benefits program for salaried employees. Employee & family medical, prescription, dental, vision, and employee life insurance and short and long term disability coverage are provided under the plan. Attached is a summary of our benefit plans.

SunCoke Energy regularly reviews, and is currently reviewing, various benefit programs offered to employees (including its medical benefits, and employee cost sharing) and reserves the right to modify or eliminate these and other programs in the future.

Retirement Plan/Profit Sharing – The current plan allows for a profit sharing contribution from SunCoke of between 7.5 percent and 15 percent determined by operating income. You are eligible to participate in Profit Sharing immediately.

The Profit sharing program will be transitioning in 2012 to a 401K match. SunCoke Energy’s contribution to 401k plan will be changed so that there will be a Company match on employee contributions up to 5% and a 3% fixed company contribution.

This offer of employment is contingent upon successful background and reference checks, as well as drug screening. Finally, I am legally required to inform you that employment with SunCoke Energy will be at will. At-will employment means there is no specified term of employment and that employment may be terminated at any time with or without cause or notice at either the will or choice of the employee or SunCoke Energy. Although an employee may receive promotions, commendations, pay raises, bonuses and the like throughout the term of employment, no promises, statements or conduct of any person can change or modify SunCoke Energy’s policy of at-will employment unless in writing and signed by the President of SunCoke Energy. This offer will be rescinded if you do not respond with an acceptance by January 28, 2011.

Fay, this is an exciting time at SunCoke Energy. We are delighted that you have decided to join us. We look forward to your many contributions and our mutual success.

Sincerely,

Gary P. Yeaw

Vice President, Human Resources

Attachments:	Employee Benefits Summary
pc:	Vince Apolloni, Corp HR Manager

I accept this offer of employment under the terms and conditions set forth above.

Signature:		Date:	1/19/11
Fay West